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                                                                      Exhibit 16

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 29, 2002

Dear Sir or Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated April 29, 2002 of Neose Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


ARTHUR ANDERSEN LLP


cc:   Mr. A. Brian Davis, Acting Chief Financial Officer
      Neose Technologies, Inc.